ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 21, 2018

ProFunds Trust 7501 Wisconsin Avenue, Suite 1000E Bethesda, Maryland 20814
Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of Banks UltraSector ProFund, Short Oil & Gas ProFund, Basic Materials UltraSector ProFund, Short Precious Metals ProFund, Bear ProFund, Short Real Estate ProFund, Biotechnology UltraSector ProFund, Short Small-Cap ProFund, Bull ProFund, Small-Cap Growth ProFund, Consumer Goods UltraSector ProFund, Small-Cap ProFund, Consumer Services UltraSector ProFund, Small-Cap Value ProFund, Europe 30 ProFund, Technology UltraSector ProFund, Falling U.S. Dollar ProFund, Telecommunications UltraSector ProFund, Financials UltraSector ProFund, U.S. Government Plus ProFund, Health Care UltraSector ProFund, UltraBear ProFund, Industrials UltraSector ProFund, UltraBull ProFund, Internet UltraSector ProFund, UltraChina ProFund, Large-Cap Growth ProFund, UltraDow 30 ProFund, Large-Cap Value ProFund, UltraEmerging Markets ProFund, Mid-Cap Growth ProFund, UltraInternational ProFund, Mid-Cap ProFund, UltraJapan ProFund, Mid-Cap Value ProFund, UltraLatin America ProFund, Mobile Telecommunications UltraSector, UltraMid-Cap ProFund, NASDAQ-100 ProFund, UltraNASDAQ-100 ProFund, Oil Equipment & Services UltraSector ProFund, UltraShort China ProFund, Oil & Gas UltraSector ProFund, UltraShort Dow 30 ProFund, Pharmaceuticals UltraSector ProFund, UltraShort Emerging Markets ProFund, Precious Metals UltraSector ProFund, UltraShort International ProFund, Real Estate UltraSector ProFund, UltraShort Japan ProFund, Rising Rates Opportunity ProFund, UltraShort Latin America ProFund, Rising Rates Opportunity 10 ProFund, UltraShort Mid-Cap ProFund, Rising U.S. Dollar ProFund, UltraShort NASDAQ-100 ProFund, Semiconductor UltraSector ProFund, UltraShort Small-Cap ProFund, Short NASDAQ-100 ProFund, UltraSmall-Cap ProFund, Utilities UltraSector ProFund, (collectively, the “Shares”), pursuant to post-effective amendment No. 105 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its Bylaws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP